Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

Zattikka Limited (“Zattikka”) was incorporated on September 29, 2007 and commenced operations on June 1, 2009. Zattikka Holdings Ltd (“ZHL”) was incorporated on April 28, 2010 with common stock and a prepayment of $100.  Expedite 5 Inc. (“E5”) is a public shell company and was incorporated on September 27, 2007.

On June 22, 2010 ZHL converted its 100 issued ordinary shares of $1.00 par value into 100 issued A Ordinary shares of $0.01 par value. On June 24, 2010 these shares were cancelled and replaced with 18,000 Ordinary A, 10,000 Ordinary B and 16,000 Ordinary C shares of $0.01 par value.

The unaudited pro forma condensed balance sheets presented below for Zattikka and ZHL as of March 31, 2010 have been derived from the financial statements included in this filing.  The unaudited condensed balance sheet of E5 as of March 31, 2010 has been derived from its most recent 10-Q filing filed on May 5, 2010.

The unaudited pro forma condensed financial information is presented for informational purposes only and should be read in conjunction with the information contained in ‘‘Management’s Discussion and Analysis’’ and the financial statements and notes included in this filing and elsewhere.

The unaudited pro forma unaudited condensed balance sheet gives effect to the following transactions:

1)
E5 share issuances of 3,500,000 and 1,028,000 of its $0.001 par value common stock at $1.00 per share on May 6, 2010 and on June 3, 2010 respectively. Refer to E5 item 3.02 Form 8-Ks filed on May 10, 2010 and June 8, 2010 respectively. E5 cancelled 1,247,500 common stock on April 26, 2010, and a further 1,247,500 on June 30, 2010 in anticipation of the share exchange.

2)
ZHL one for one share exchange with Zattikka. ZHL acquisition of E5 through a share exchange with E5. The ZHL shareholders received 170 E5 Ordinary shares, par value $0.001, for each existing ZHL share, par value $0.01. This transaction involved the issuance of 7,480,000 equity of E5 to the shareholders of ZHL, resulting in the former shareholders of ZHL controlling the majority of the shares of E5. This transaction is considered to be a capital transaction in substance, rather than a business combination. The transaction is equivalent to the issuance of stock by ZHL, the private company, for the net monetary assets of a shell corporation, namely E5. The accounting is identical to that of a reverse acquisition, except that no goodwill or other intangibles should be recorded. As such, ZHL is considered the acquirer for accounting purposes and E5 is treated as the acquiree for accounting purposes, each notwithstanding the legal form of the acquisition.

No unaudited condensed pro forma statement of operations has been presented for the March 31, 2010 interim period and for the period from inception (June 1, 2009) to December 31, 2009 as the pro forma adjustments would not impact the statement of operations except for the impact on the Company’s loss per share.

	Quarter ended March 31, 2012	June 1, 2009 (inception) to December 31, 2012
Net loss per share	$12.32	$28.07
Weighted average ordinary shares issued	44,000	30,944
Pro-forma net loss per share	$0.04	$0.08
Pro forma weighted average
ordinary shares issued	13,255,500	11,035,980	(1)

(1)
Represents 30,944 multiplied by the exchange ratio of 170 plus the E5 shares issued at June 1, 2009 of 3,742,500 and adjusting for the share issuances of 4,528,000 and the share cancellations of 2,495,000 as if they had occurred on June 1, 2009.

Unaudited Pro Forma Condensed Balance Sheet
March 31, 2010

	E5 31-Mar-10		(a) E5 Share Issuances		Zattikka Limited		Zattikka Holdings Ltd		(b) ZHL share exchange with ZL		(c) ZHL and E5 share exchange	Expedite 5 Consolidated
CURRENT ASSETS
	$		$		$		$		$			$
Cash and cash equivalents				4,528,000		17,561							4,545,561

Tax receivables						15,958							15,958
Prepayments and other current assets						14,480							14,480

Total Current Assets				4,528,000		47,999							4,575,999
Intangibles, net						334,935							334,935
Property and equipment, net						11,467							11,467
TOTAL ASSETS				4,528,000		394,401		-		-	-		4,922,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES

Accounts payable						151,429							151,429
Accrued Expenses and other creditors		1,750				487,817							489,567

Total Current Liabilities		1,750				639,246		-		-	-		640,996

TOTAL LIABILITIES		1,750				639,246		-		-	-		640,996

STOCKHOLDER'S EQUITY

Common Stock		3,743		2,033							7,480		13,256
Ordinary A						291		1		(112)	(180)
Ordinary B						165				(65)	(100)
Ordinary C						264				(104)	(160)
Additional Paid-In Capital		4,250		4,525,967		1,178,402		99		181	(15,032)		5,693,867
Deficit accumulated during development stage		(9,743)				(1,410,471)					7,993		(1,412,221)
Accumulated other comprehensive loss						(13,496)							(13,496)
Subscription receivable								(100)		100			-
Total Stockholders’ (Deficit)/Equity		(1,750)		4,528,000		(244,845)		-		-	-		4,281,405

TOTAL LIABILITIES AND EQUITY		-		4,528,000		394,401		-		-	-		4,922,401

(a) On May 6, 2010, an additional 3,500,000 common shares with a $0.001 par value were issued to new shareholders of E5 at a subscription price of $1.00.  On June 3, 2010 a further 1,028,000 shares were issued also at a subscription price of $1.00, bringing the total issuances since the March 31, 2010 E5 10-Q filing to 4,528,000. E5 cancelled 1,247,500 common stock on April 26, 2010, and a further 1,247,500 on June 30, 2010 in anticipation of the share exchange.

(b) On June 24, 2010 the 100 Ordinary A shares in ZHL held by the foundation agent were cancelled, and 18,000 Ordinary A shares, 10,000 Ordinary B shares and 16,000 Ordinary C Zattikka shares with a £0.01 par value were exchanged for 18,000 Ordinary A shares, 10,000 Ordinary B shares and 16,000 Ordinary C ZHL shares with a $0.01 par value.

(c) On June 30, 2010, 18,000 Ordinary A shares, 10,000 Ordinary B shares and 16,000 Ordinary C ZHL shares with a $0.01 par value were each exchanged for common stock in E5, par value $0.001, at a ratio of 170 shares for each ZHL share, totaling 7,480,000 shares. As a result of these transactions, the issued share capital at June 30, 2010 of the Company is 13,255,500 common stock of $0.001 par value.